EXHIBIT 23

CONSENT OF KPMG LLP AS

INDEPENDENT AUDITORS

FOR NORTH BAY BANCORP

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CONSENT OF INDEPENDENT AUDITORS

To the Audit Committee of the Board of Directors
North Bay Bancorp and Subsidiaries:


We consent to the incorporation by reference in the registration statements (No's. 333-93537, 333-43972 and 333-90006) on Form S-8 of our report dated
February 19, 2004, relating to the consolidated balance sheets of North Bay Bancorp and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated income statements, Statements of changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the two year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of North Bay Bancorp and Subsidiaries.

/s/ KPMG LLP

San Francisco, California
March 26, 2004